Exhibit 99.1

December 30, 2015

NeoGenomics Completes Acquisition of Clarient, Inc.

FT. MYERS, Fla., Dec. 30, 2015 /PRNewswire/ — NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer- focused genetic testing services, announced today that it has completed the acquisition of Clarient, Inc. and its wholly- owned subsidiary Clarient Diagnostic Services, Inc. Clarient, a provider of comprehensive cancer diagnostic testing to hospitals, physicians and the pharmaceutical industry, was a unit of GE Healthcare’s Life Sciences business. Based in Aliso Viejo, California and Houston, Texas, Clarient has approximately 415 employees and reported 2014 revenue of approximately $127 million.

The transaction purchase price included $80 million in cash, $110 million in Preferred Stock, and 15 million shares of NeoGenomics common stock. On a fully diluted basis, assuming full conversion of the preferred stock, GE Healthcare now owns approximately 32% of NeoGenomics. In addition, the Board of Directors of NeoGenomics will be expanded to include the appointment of a new director from GE Healthcare.

NeoGenomics’ Chairman and CEO, Mr. Douglas VanOort, commented, “We are very pleased to welcome each of our new employees to the NeoGenomics family, and to begin to add Clarient’s outstanding capabilities to our strong service offering. The support of Clarient’s employees and clients for our acquisition has been tremendous, and we appreciate the overwhelming support for the transaction by NeoGenomics shareholders. Clearly, the acquisition of Clarient is a major step forward in achieving our vision to become America’s premier cancer testing laboratory.”

About NeoGenomics, Inc.

NeoGenomics, Inc. provides specialized and comprehensive cancer genetic testing services through its network of CLIA- certified clinical laboratories. The Company’s advanced testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, digital and anatomic pathology and molecular genetic testing. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States, and also provides clinical trial support services to the Pharmaceutical industry. The company has laboratories in Nashville, TN; Aliso Viejo, Irvine, Fresno and West Sacramento, CA; Houston, TX; and Tampa and Fort Myers, FL.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward- looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.